                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

           (INCLUDING THE STOCK PURCHASE RIGHTS ASSOCIATED THEREWITH)

                                       OF
                               THOMPSON PBE, INC.
                                       AT
                              $8.00 NET PER SHARE
                                       BY
                          FMST ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               FINISHMASTER, INC.
--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON TUESDAY, NOVEMBER 18, 1997, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, INCLUDING THE STOCK PURCHASE RIGHTS ASSOCIATED THEREWITH (COLLECTIVELY, THE "SHARES"), THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (B) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (C) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS.

     THE BOARD OF DIRECTORS OF THOMPSON PBE, INC. (THE "COMPANY") UNANIMOUSLY
(A) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, (B) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND (C) RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile together with the certificate(s) representing tendered Shares and all other required documents to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 2 of this Offer to Purchase or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

     Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed on the back cover of this Offer to Purchase. Requests for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense.
                            ------------------------

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.

October 21, 1997

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE TENDER OFFER
 1. Terms of the Offer......................................    2
 2. Procedure for Tendering Shares..........................    4
 3. Withdrawal Rights.......................................    6
 4. Acceptance for Payment and Payment......................    7
 5. Certain United States Federal Income Tax Consequences...    8
 6. Price Range of the Shares; Dividends on the Shares......    9
 7. Effect of the Offer on the Market for the Shares; Stock
    Exchange Listing; Registration Under the Exchange Act...    9
 8. Certain Information Concerning the Company..............   10
 9. Certain Information Concerning Purchaser and Parent.....   13
10. Source and Amount of Funds..............................   15
11. Contacts with the Company; Background of the Offer......   17
12. Purpose of the Offer and the Merger Agreement; Plans for
  the Company...............................................   20
13. Dividends and Distributions.............................   29
14. Certain Conditions of the Offer.........................   29
15. Certain Legal Matters; Regulatory Approvals.............   30
16. Fees and Expenses.......................................   32
17. Miscellaneous...........................................   33
Annex I -- Certain Information Concerning the Directors and
           Executive Officers of Parent, Purchaser and
           Controlling Persons
Annex II -- Section 262 of the General Corporation Law of
            the State of Delaware

TO THE HOLDERS OF COMMON STOCK OF THOMPSON PBE, INC.:

                                  INTRODUCTION

     FMST Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of FinishMaster, Inc., an Indiana corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.001 per share, of Thompson PBE, Inc., a Delaware corporation (the "Company"), including the stock purchase rights associated therewith issued pursuant to the Rights Agreement, dated as of May 6, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (collectively, the "Shares"), at $8.00 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all fees and expenses of Smith Barney Inc. ("Smith Barney"), which is acting as the Dealer Manager (the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (A) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, (B) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND (C) RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTIONS 1, 14 AND 15.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion, dated October 14, 1997, to the effect that, as of the date of such opinion and based on certain matters considered relevant by DLJ, the consideration to be received by the holders of the Shares pursuant to each of the Offer and the Merger was fair to such holders from a financial point of view. The full text of such opinion which sets forth the procedures followed, assumptions and qualifications made, matters considered and the limitations thereof, is attached to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith. Stockholders are urged to read such opinion in its entirety.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), by and among Parent, Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the Effective Time as defined below (other than Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent, or in the treasury of the Company or by any wholly owned subsidiary of the Company, all of which shall be cancelled, and the Shares pursuant to which statutory appraisal rights have been validly exercised (as described in Section 12 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the highest price per share which may be paid pursuant to the Offer (the "Merger Consideration"), subject to applicable withholding or back-up withholding taxes, if any, payable by the holder thereof, without interest thereon, upon surrender of the certificate(s) formerly representing such Shares. See Section 12. "Effective Time" means the time of acceptance for filing by the Delaware Secretary of State of a certificate of merger in the form required, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (the "DGCL") and such other documents as may be required by the DGCL.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. In the event Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to, and intends to, effect the Merger pursuant to the short-form merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     The Company has informed Parent and Purchaser that, as of October 14, 1997, there were (a) 8,645,084 Shares issued and outstanding (excluding shares held in treasury), (b) no shares of preferred stock issued and outstanding, (c) 712,343 Shares subject to options (the "Stock Options") pursuant to the Company's 1994 Stock Option Plan and the Company's Stock Option Plan for Outside Directors (collectively, the "Stock Option Plans"), (d) 47,806 Shares subject to the Common Stock Purchase Warrant issued April 7, 1994 to Chase Venture Capital Associates, L.P. (the "CVCA Warrants"), (e) 170,000 Shares subject to the Warrant Certificate, issued January 1, 1997, to SEV Corporation pursuant to the Warrant Agreement dated as of May 31, 1995 (the "SEV Warrants"), and (f) Shares issuable pursuant to the conversion rights contained in the Non-Negotiable Adjusted Convertible Promissory Note Subject to Right of Set-Off in the original principal amount of $2,125,000 issued April 18, 1996 to Jerry W. Smith (the "APS Note"). Accordingly, Purchaser believes that the Minimum Condition (as defined in Section 14) will be satisfied, based on the foregoing assumptions, if approximately 4,837,987 shares are validly tendered and not withdrawn prior to the Expiration Date (as defined herein). If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will be able to, and intends to, elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement is more fully described in Section 12. Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, November 18, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Offer is subject to certain conditions set forth in Section 14, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied Purchaser may, subject to the terms of the Merger Agreement, (a) terminate the Offer and return all tendered Shares to tendering stockholders, (b) extend the Offer and, subject to withdrawal rights as set forth in Section 3, retain all such Shares until the expiration of the Offer as so extended, (c) waive such condition and, subject to any requirements to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (d) delay acceptance for payment of, or payment for, Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer and subject to the right of Purchaser to extend the Offer as set forth below and in Section 12. Purchaser has agreed that, without the prior express written consent of the Company, Purchaser will not (i) decrease the price per Share or the number of Shares for which the Offer is made, (ii) extend the expiration date of the Offer except as set forth in Sections 12 and 14, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to or in modification of those set forth in Section 14, (v) waive or increase the Minimum Condition as set forth in Section 14, or (vi) otherwise amend any other term of the Offer in any manner which adversely affects the rights of the holders of Shares. Pursuant to the Merger Agreement, Purchaser has agreed, subject to the conditions in Section 14 and its rights under the Offer, to accept for payment Shares validly tendered and not properly withdrawn as promptly as practicable following the satisfaction or waiver of the conditions specified in Section 14. For a description of Purchaser's right or obligation to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Sections 12 and 14.

     Any extension, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Securities and Exchange Commission (the "Commission").

     If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited, however, by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders. If prior to the Expiration Date, Purchaser should decide to increase the price per share being offered in the Offer, such increase will be applicable to all stockholders whose shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12 midnight, New York City time as computed in accordance with Rule 14d-1 under the Exchange Act.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. Additionally, either (a) certificates for such tendered Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the guaranteed delivery procedures set forth below must be complied with.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company and Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank, trust company or savings institution having an office or correspondent in the United States (each, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as specified above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after October 14, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived with respect to other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, each stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify that such TIN is correct and that such stockholder is not subject to backup federal income tax withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup federal income tax withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature box and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup federal income tax withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature box and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup federal income tax withholding. See Section 5 of this Offer to Purchase and Instruction 11 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 19, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an

Eligible Institution, the signatures on the notice of withdrawal must be guaranteed in a manner required by Section 2 hereof. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 as soon as practicable after the Expiration Date and the satisfaction or waiver of the conditions described in Section 14 hereof. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Sections 12 and 14.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. A tendering stockholder will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger).

     Under current law, gain or loss from the sale or exchange of property will be treated as long-term capital gain or loss if the property is deemed to have been held for more than 18 months. The maximum federal long-term capital gains rate applicable to an individual is 20%. Gain or loss from the sale or exchange of stock will be treated as mid-term capital gain if the stock is deemed to have been held for more than one year but not more than 18 months. The maximum federal mid-term capital gains rate for an individual is 28%. Any gain or loss other than long-term or mid-term capital gain or loss will be treated as short-term capital gain or loss. The maximum federal tax rate applicable to ordinary income (including dividends and short-term capital gains) recognized by individuals is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. See Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are admitted for quotation and traded on the Nasdaq National Market under the symbol "THOM." The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per Share as published in financial sources. The periods set forth below are calendar quarters.

                                                        LOW           HIGH
                                                        ---           ----
1995
  Fourth Quarter......................................  $13 1/2        $20 1/2
1996
  First Quarter.......................................  $11 5/8        $15 1/4
  Second Quarter......................................  $ 9 7/8        $14 1/4
  Third Quarter.......................................  $ 9            $13
  Fourth Quarter......................................  $ 5 3/4        $10 1/2
1997
  First Quarter.......................................  $ 5 1/8        $ 6 3/4
  Second Quarter......................................  $ 2 1/4        $ 6 3/4
  Third Quarter.......................................  $ 4 5/8        $ 5 7/8
  Fourth Quarter (through October 17, 1997)...........  $ 5 3/8        $ 7 13/16

     The Company has not paid any cash dividends on the Shares since its formation. Pursuant to the Merger Agreement, the Company has agreed not to declare or pay any dividend or distribution on the Shares until the consummation of the Merger.

     On October 14, 1997, the last full day of trading before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $6 3/8 per Share. On October 17, 1997, the last reported sales price of the Shares on the Nasdaq National Market was $7 3/4 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining publicly held Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Nasdaq National Market Listing. Depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, following the Offer the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market, which require an issuer to have at least 750,000 publicly held shares and net tangible assets of at least $4,000,000 or at least 1.1 million publicly held shares with a market capitalization, total assets or total revenue of at least $75 million. Shares held directly or indirectly by an officer or director of the Company or by any beneficial owner of more than 10% of the shares are ordinarily not considered as being publicly held for this purpose. If the Shares were no longer quoted on the Nasdaq National Market, it is possible that the Shares could continue to trade in the over-the-counter market and that quotations would continue to be reported through from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price in the Offer.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on a securities exchange or Nasdaq reporting. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although none of Purchaser, Parent or the Dealer Manager has any knowledge that would indicate that the statements contained herein based upon such documents are untrue, none of Purchaser, Parent or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company, or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or the Dealer Manager.

     The Company is a Delaware corporation with its principal executive offices at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292. According to the Company's Annual Report on Form 10-K (a "Form 10-K") for the fiscal year ended September 30, 1996, the Company is an independent aftermarket distributor of automotive paint and related supplies to the automotive collision repair industry. As of September 30, 1996, the Company operated 101 distribution sites, with 39 in the Southeast Division, 20 in the Southern California Division, 11 in the Northern California Division, 11 in the Rocky Mountain Division, 13 in the Mid-Atlantic Division and 7 in the Northeast Division.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company's Form 10-K for the fiscal year ended September 30, 1996 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 28, 1997 (the "Company's 10-Q"). More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                               THOMPSON PBE, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FISCAL YEAR ENDED     NINE MONTHS ENDED
                                                              SEPTEMBER             JUNE 30,
                                                         -------------------   -------------------
                                                           1995       1996       1996       1997
                                                           ----       ----       ----       ----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.............................................   $131,827   $178,139   $128,084   $151,505
Cost of revenues......................................     82,562    113,210     80,305     97,959
                                                         --------   --------   --------   --------
Gross profit..........................................     49,265     64,929     47,779     53,546
Selling, general and administrative...................     36,996     55,831     37,133     44,067
Depreciation expense..................................      1,387      1,848      1,345      1,646
Amortization of goodwill and other intangible
  assets(1)...........................................      1,679      2,267      1,598      2,206
Interest expense......................................      2,918      2,600      1,642      3,146
Charge in connection with sale, closure or
  consolidation of certain sites......................                                       3,616
                                                         --------   --------   --------   --------
Income (loss) before income taxes and extraordinary
  items...............................................      6,285      2,383      6,061     (1,135)
Provision for income taxes............................        805      1,310      2,515        606
                                                         --------   --------   --------   --------
Income (loss) before extraordinary item...............      5,480      1,073      3,546     (1,741)
Extraordinary item -- early extinguishment of debt....       (445)
                                                         --------   --------   --------   --------
Net income (loss).....................................   $  5,035   $  1,073   $  3,546   $ (1,741)
                                                         ========   ========   ========   ========
HISTORICAL PER SHARE DATA(2):
Income before extraordinary item......................   $   0.70   $   0.12   $   0.40   $  (0.20)
Extraordinary item -- early extinguishment of debt....   $  (0.07)
Net income per share..................................   $   0.63   $   0.12   $   0.40   $  (0.20)
Weighted average common and common equivalent
  shares..............................................      6,317      8,850      8,849      8,656
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................   $ 21,617   $ 30,249   $ 36,261   $ 17,841
Total assets..........................................     81,908    124,380    119,774    129,064
Long-term debt........................................     46,084     44,307     42,687     39,118
Stockholders' equity..................................     16,956     51,234     53,657     49,135

-------------------------
(1) Includes amortization of goodwill and covenants not to compete resulting primarily from the Company's business acquisitions and amortization of debt issuance costs.

(2) Historical income per share before extraordinary item and historical net income per share for the fiscal year ended September 30, 1995 have each been computed assuming a charge of $1,078,000 related to the redemption of the Company's redeemable stock and dividends accrued thereon. All outstanding shares of the Company's redeemable stock were redeemed with a portion of the net proceeds from the Company's November 1994 initial public offering.

     PROJECTED FINANCIAL INFORMATION. IN THE COURSE OF DISCUSSIONS BETWEEN REPRESENTATIVES OF PARENT AND THE COMPANY (SEE SECTION 11), THE COMPANY PROVIDED PARENT WITH CERTAIN PROJECTED FINANCIAL INFORMATION. SUCH INFORMATION WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE INFORMATION WAS NOT PREPARED WITH THE ASSISTANCE OF, OR REVIEWED BY, INDEPENDENT ACCOUNTANTS, AND IS INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE IT WAS PROVIDED TO PARENT IN JULY 1997. NEITHER PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, NOR ANY OFFICER, DIRECTOR, OR REPRESENTATIVE OF OR ADVISOR TO ANY SUCH PERSON ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THESE PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY THAT MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND, THEREFORE, THESE PROJECTIONS ARE INHERENTLY IMPRECISE, AND THERE CAN BE NO ASSURANCE THAT PROJECTED FINANCIAL RESULTS OR ANY VALUATION ASSUMED THEREIN WILL BE REALIZED. SET FORTH BELOW IS CERTAIN CONSOLIDATED

FINANCIAL INFORMATION WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES INCLUDED IN THE PROJECTED FINANCIAL INFORMATION SHOWN TO PARENT BY THE COMPANY. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER OR ANY OFFICER, DIRECTOR, OR REPRESENTATIVES OF OR ADVISOR TO ANY SUCH PERSON OR ANY OTHER PARTY WHO RECEIVES SUCH INFORMATION CONSIDERS IT AS AN ACCURATE PREDICTION OF FUTURE EVENTS. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY OF THE POTENTIAL EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE OFFER AND THE MERGER.

                               THOMPSON PBE, INC.
                     PROJECTED INCOME STATEMENT INFORMATION
                            (PREPARED IN JUNE 1997)

                                                           FISCAL YEARS ENDED SEPTEMBER 30,
                                                      -------------------------------------------
                                                      1997(1)    1998     1999     2000     2001
                                                      -------    ----     ----     ----     ----
                                                                     (IN MILLIONS)
Revenues............................................  $197.9    $206.9   $230.9   $265.2   $300.2
Cost of Goods Sold..................................   127.8     132.4    147.8    169.8    192.2
                                                      ------    ------   ------   ------   ------
Gross Profit........................................    70.1      74.5     83.1     95.4    108.0
Selling, General and Administrative.................    54.9      56.9     62.3     71.6     81.1
                                                      ------    ------   ------   ------   ------
     EBITDA.........................................    15.2      17.6     20.8     23.8     26.9
Depreciation and Amortization.......................     5.3       5.4      6.0      6.9      7.8
                                                      ------    ------   ------   ------   ------
     EBIT...........................................  $  9.9    $ 12.2   $ 14.8   $ 16.9   $ 19.1
                                                      ======    ======   ======   ======   ======

-------------------------
(1) Pro forma for $3.0 million in net operating income benefit, of which $1.2 million is assumed to be realized in fiscal 1997, and $0.65 million of non-recurring expenses.

Discussion of Financial Projections

     Sales. Sales are projected to increase from $202.9 million in fiscal 1996 (pro forma) to $300.2 million in fiscal 2001 through acquisitions and increases in same store sales for 1998 and beyond. Comparable store sales are projected to decrease in fiscal 1997 as a result of unseasonably mild weather in several of the Company's major markets and acquisition integration. Revenue from new acquisitions with annual sales of $9.9 million will offset this decline. Fiscal year 1998 comparable store sales are projected to be $201.9 million, up 2.0% from 1997. Sales are estimated assuming that base sales per store increase by 2.0% per year after 1997. Acquisitions with sales of $10 million per year in 1998 are assumed with a sales contribution of $5 million (one half of a year). Acquisitions of businesses representing $30 million in sales are assumed in 1999 through 2001 spread evenly through each year, resulting in $15 million of sales contribution per year for the new acquisitions. The Company assumes that acquisition will be paid for with cash at a price which is consistent with the average price paid for acquisitions in the past. However, the Company has historically used debt (usually taken by the seller as part of the proposed purchase price) to finance a portion of its acquisitions and will continue to use debt in the future when terms are attractive.

     Gross Profit. Gross profit margin for the years 1998 through 2001 is assumed to be approximately 36.0%. This is an increase from the 35.4% expected in 1997. 1997's gross profit margin will be below historical and projected levels due to the Company's focus on reducing inventory and the resultant reduction of bulk order discounts from paint manufacturers. The Company expects to complete its inventory rationalization by the end of fiscal 1997 and believes that its gross margin will rise as the Company returns to historic purchasing patterns.

     Selling, General & Administrative. Base selling, general and administrative expenses are assumed to decline over time as a percentage of revenue as the Company leverages its fixed costs over a larger revenue base.

     Depreciation and Amortization. The Company expects depreciation to increase by $400,000 (17%) to $2.7 million in 1998 as the Company's new computer system and related costs are depreciated over seven years. Amortization will increase over the period of the projections as the Company records intangible assets related to acquisitions.

     Operating Income. Operating income is projected to increase from $9.9 million in fiscal 1997 to $19.1 million in fiscal 2001. The Company has implemented plans to realize $3.0 million of annualized net operating income benefit and $0.65 million of non-recurring expenses in fiscal year 1997 and will reduce recurring operating expenses on a pro forma basis.

     Corporate Expenses. In fiscal 1997 it is estimated that corporate expenses, which are included in selling, general and administrative expenses, will be $6.6 million. Corporate expenses are assumed to rise by inflation over the forecast period. Below is a table outlining the major components of 1997 annualized corporate expenses. ($ in millions)

Accounting...............................................  $3.5
Corporate................................................   1.8
MIS......................................................   0.8
Public Company Costs.....................................   0.5
                                                           ----
     Total...............................................  $6.6
                                                           ====

     Capital Expenditures. Capital expenditures, primarily for vehicles and leasehold improvements, are expected to be $1.7 million in 1997 and are expected to increase by approximately $0.2 million per year thereafter. These amounts exclude costs for the Company's new computer system.

     Working Capital. Working capital requirements and ratios remain constant over the period of the projections. However, when the Company acquires a target, the net working capital of that business is included in the acquisition price. In addition, the Company is often able to decrease working capital requirements of new businesses because, as the largest distributor of aftermarket automotive paint in the U.S., the Company can take advantage of published discounts and terms which smaller companies may not receive.

Available Information

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the Internet that contains reports, proxy materials, information statements and other information regarding issuers that file electronically with the SEC, including the Company. The address of such site is: http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Purchaser, a Delaware corporation and wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of Purchaser are located at 54 Monument Circle, Indianapolis, Indiana 46204. All outstanding shares of capital stock of Purchaser are owned by Parent. Until immediately prior to the time Purchaser purchases shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is an Indiana corporation with its principal office located at 4259 40th Street, SE, Kentwood, Michigan 49512. The Parent's business is the sale and distribution of automotive paints, coatings and paint-related accessories principally to the automotive collision repair industry. Parent is controlled by LDI AutoPaints, Inc., an Indiana corporation ("AutoPaints"), a wholly owned subsidiary of Lacy Distribution, Inc., an Indiana corporation ("Lacy"), and an indirect wholly owned subsidiary of LDI, Ltd., an Indiana limited partnership ("LDI"). LDI has two general partners: LDI Management, Inc. ("LDIM"), its managing partner, and Andre B. Lacy, the Chairman and Chief Executive Officer of Parent. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of Purchaser, Parent and each entity controlling Parent are set forth in Annex I.

     Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Form 10-K for the period ended December 31, 1996 and the Parent's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                               FINISHMASTER, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                              SIX MONTHS    SIX MONTHS    NINE MONTHS    NINE MONTHS    FISCAL YEAR ENDED
                                 ENDED         ENDED         ENDED          ENDED           MARCH 31,
                               JUNE 30,      JUNE 30,     DECEMBER 31,   DECEMBER 31,   ------------------
                                 1997          1996         1996(1)        1995(1)        1996      1995
                              ----------    ----------    ------------   ------------     ----      ----
                              (UNAUDITED)   (UNAUDITED)                  (UNAUDITED)
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
  DATA
Net sales...................    $60,273       $63,122       $95,822        $77,538      $107,511   $79,382
Gross margin................     22,201        22,240        33,891         27,699        38,012    28,048
Income from operations(2)...      3,155         2,190         2,566          4,619         5,073     5,394
Net income..................      1,411           701           660          2,647         2,649     3,462
                                -------       -------       -------        -------      --------   -------
Net income per share........    $   .24       $   .12       $  0.11        $  0.44      $   0.44   $  0.58
                                -------       -------       -------        -------      --------   -------
Shares used in the
  computation of net income
  per share.................      5,994         6,000         6,000          6,000         6,000     6,000

-------------------------
(1) Parent elected to change its fiscal year-end from March 31 to December 31, effective for the period ended December 31, 1996. As a result of this change Parent has shown unaudited comparative information for the nine months ended December 31, 1995.

(2) State income taxes have been reclassified from operating expense to income tax expense in the prior year amounts to conform with the presentation of corresponding amounts in the current period.

                                                      JUNE 30,   DECEMBER 31,   MARCH 31,   MARCH 31,
                                                        1997         1996         1996        1995
                                                      --------   ------------   ---------   ---------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.....................................  $23,439      $22,819       $25,036     $17,763
Total assets........................................   61,361       66,477        66,772      46,442
Long-term debt......................................   19,782       21,970        23,248       7,208
Stockholders' equity................................   33,686       32,326        31,665      28,956

     Acquisitions made by Parent have been accounted for as purchases and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the dates of acquisition. Operating results of these acquired organizations are included in Parent's financial statements from the respective dates of purchase.

     Except as described in this Offer to Purchase, neither Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Annex I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company (except that LDI and Parent each own 100 Shares), and none of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (a) there have not been any contracts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Annex I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Annex I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     During the last five years none of the Corporate Entities or, to the best knowledge of Corporate Entities, any of the persons listed in Annex I (a) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     Available Information. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in
Section 8.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to purchase all outstanding Shares pursuant to the Offer, to refinance certain indebtedness of the Company and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $110 million. Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution that will be made by Parent to Purchaser.

     Bank Facilities. NBD Bank, N.A. ("NBD") has entered into a written commitment with Parent (the "Bank Commitment Letter") dated October 8, 1997, to provide up to $100 million (the "Aggregate Commitment") through two credit facilities (the "Facilities") to be used by Parent to: (a) provide funds for the purchase of the Company, (b) pay expenses in connection with the acquisition,
(c) refinance certain indebtedness, (d) satisfy the working capital needs of Parent and its subsidiaries, and (e) fund the general corporate purposes of the Parent and its subsidiaries. NBD has retained the right to syndicate all or a portion of the Facilities to additional lenders. First Chicago Capital Markets, Inc., an affiliate of NBD (the "Arranger"), will provide the syndication services.

     The term loan facility provided for in the Bank Commitment Letter (the "Term Loan Facility") in the principal amount of $40 million matures six years from the date of closing of the Facilities (the "Loan Closing Date") with quarterly installments of principal in the following aggregate annual amounts:

                                                    ANNUAL AMOUNT
                       YEAR                          EACH PERIOD
                       ----                         -------------
1998..............................................   $         0
1999..............................................   $ 4,000,000
2000..............................................   $ 6,000,000
2001..............................................   $ 9,000,000
2002..............................................   $10,000,000
2003..............................................   $11,000,000

Interest on indebtedness outstanding under the Term Loan Facility will be payable at a rate per annum equal to, at Parent's election, either (a) the greater of NBD's corporate base rate or the federal funds rate plus 0.50% per annum (the "ABR Rate"), or (b) the Eurodollar Rate, plus in the case of each of
(a) and (b), an additional amount (the "Applicable Margin") based on the ratio of Parent's total indebtedness to EBITDA (the "Leverage Ratio"). In the case of ABR loans, the Applicable Margin ranges from 1.00% to 0% and, in the case of Eurodollar loans, ranges from 2.25% to 0.75%.

     The revolving credit facility provided for in the Bank Commitment Letter (the "Revolving Credit Facility") in the amount of $60 million matures six years from the Loan Closing Date. Interest is payable on the indebtedness outstanding under the Revolving Credit Facility at a rate per annum determined in the same manner as with respect to the Term Loan. The aggregate outstanding amount of loans under the Revolving Credit Facility may not exceed the borrowing base which will consist of inventory and accounts receivable, with eligibility and advance rates to be determined.

     The Facilities will be secured by a first perfected security interest in all of Parent's assets and, through secured guarantees, in all of its subsidiaries' assets, including the assets of the Surviving Corporation.

     The funding of the Facilities is conditioned upon Parent having received at least $30 million in proceeds from the issuance of a subordinated note to LDI, an affiliate of Parent. The anticipated terms of such subordinated note are described below. Other conditions to funding of the Facilities include, among other matters: (a) absence of default; (b) lack of material adverse change from Parent's or the Company's financial condition and operations performance, properties or prospects since September 30, 1997; (c) determination that all required approvals to the Merger and Offer have been obtained; (d) satisfactory results of confirmatory due diligence investigation of Parent and the Company and their subsidiaries have been received; (e) the terms of the Offer and the Merger Agreement are acceptable to NBD; (f) receipt of a copy of the fairness opinion from the Company's investment banker addressed to the Company; (g) receipt of opinions of value and solvency from Parent's Chief Financial Officer supporting conclusion that Parent and the Company are each solvent and will be solvent subsequent to incurring the indebtedness and each can pay their debts as they come due; and (h) other customary conditions.

     The Bank Commitment Letter provides that the definitive loan documents will include customary representations, warranties and covenants, including financial covenants which have not yet been negotiated.

     Pursuant to the Bank Commitment Letter, Purchaser has agreed, regardless of whether the Bank Commitment Letter is revoked or terminated or whether or not the financing transactions contemplated by the Bank Commitment Letter close, to reimburse NBD and the Arranger for all out of pocket expenses incurred by NBD and the Arranger in connection with the Bank Commitment Letter, the transactions contemplated thereby and the on-going due diligence investigation of NBD and the Arranger in connection therewith and to indemnify NBD, the Arranger, the lenders and their respective officers, employees, agents and directors against any losses, claims, damages or liabilities (including, but not limited to, costs of defense and investigation) to which they may become subject in connection with the transaction contemplated by the Bank Commitment Letter.

     The obligations of the Agent and the Arranger in the Bank Commitment Letter are subject to the execution and delivery of mutually agreeable loan documents incorporating the terms and conditions contained in the Bank Commitment Letter, the absence of a material adverse change with respect to Purchaser and its subsidiaries and the Company and its subsidiaries and the absence of a material adverse change in the loan syndication markets or capital markets generally.

     The Bank Commitment Letter provides that the commitments in respect of the facilities will terminate on January 31, 1998 unless definitive loan documents are executed on or before that date.

     The foregoing description of the Bank Commitment Letter is qualified in its entirety by reference to the text of the Bank Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1 of Purchaser and the Parent relating to the Offer (the "Schedule 14D-1").

     LDI Commitment. LDI, the indirect owner of approximately 67.4% of the outstanding common stock of Parent, has provided a written commitment to Parent, dated October 14, 1997, to advance to Parent the funds needed to complete the Offer and the Merger and to refinance certain indebtedness of the Company (the "LDI Commitment Letter"). Although not specifically referenced, the commitment of LDI in the LDI Commitment Letter includes providing $30 million to the Parent in exchange for a subordinated note as required by the Bank Commitment Letter (the "Subordinated Note").

     Although the definitive terms of such Subordinated Note have not been fully negotiated, it is anticipated that such Subordinated Note will (a) bear an interest rate equal to the rate borne by obligations of the U.S. Treasury having approximately the same maturity as the Subordinated Note plus 300 basis points,
(b) mature at least 18 months after the Facilities, (c) provide for the payment of interest quarterly and the payment of principal at maturity, (d) be unsecured, and (e) contain subordination and other provisions acceptable to the Arranger, NBD and the lenders under the Facilities.

     The obligation of LDI under the LDI Commitment Letter is not limited to the purchase of the Subordinated Note. If the Facilities contemplated by the Bank Commitment Letter are not funded, LDI has committed to make available to Parent the funds required to complete the Offer and the Merger. The terms on which such funds would be made available to Parent have not yet been negotiated.

     The foregoing description of the LDI Commitment Letter is qualified in its entirety by reference to the text of the LDI Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1.

     Repayment. Parent expects that it will repay any amounts borrowed under the Facilities and the Subordinated Note with cash flow from operations and/or with proceeds from public or private sales of debt or equity securities.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     In September 1995, the Company's senior executives (including Mr. Mortimer
A. Kline, III, then the President and Chief Operating Officer of the Company) were introduced to Andre B. Lacy, Chairman of the Board, Chief Executive Officer and President of LDIM, the managing general partner of LDI, William Fennessy, Vice President and Chief Financial Officer of LDIM, and Robert H. Reynolds, outside counsel to LDI and Corporate Secretary of LDIM, in a meeting held in Chicago. In that meeting, which had been requested by Mr. Lacy, Mr. Lacy expressed an interest in LDI's investing in the auto paint distribution industry generally and in acquiring a significant ownership position in the Company in particular. The Company elected not to pursue Mr. Lacy's unsolicited expression of interest.

     In the Spring of 1996, the then-controlling shareholder of Parent advised the Company that it was actively seeking a buyer for its stake in Parent or, possibly, the entire company. The Company considered this opportunity with the assistance of DLJ, but determined not to pursue a transaction. In June 1996, LDI, through its subsidiary AutoPaints, acquired this controlling stake in Parent consistent with its strategic plan to invest in the auto paint distribution industry. Upon completion of that transaction, Mr. Lacy became Chairman of the Board and Chief Executive Officer of Parent. During this time period, AutoPaints also acquired an additional independent auto paint distributor.

     On October 18, 1996, at the invitation of Mr. Lacy, D. Hunt Ramsbottom, Jr., then Chief Executive Officer of the Company, met with Mr. Lacy in Chicago. The purpose of the meeting was to establish a personal relationship and discuss in general terms the prospects of the auto paint distribution business.

     In December 1996, the Company announced that Mr. Ramsbottom would be resigning from his positions as an executive officer with the Company and that Mr. Kline would assume the additional positions of Chairman and Chief Executive Officer. At the invitation of Mr. Lacy, Mr. Kline and Mr. Lacy met in Chicago on January 30, 1997 for the purpose of renewing their relationship and discussing the prospects of the auto paint distribution business.

     During late 1996 and into 1997, the Company's Board of Directors began to consider the long-term business plan and strategic future of the Company. Throughout this period, the Company generally reported operating results that were inferior to the prior year reflecting several business challenges. The Company continued to experience difficulties in fully integrating acquired companies that had been purchased at a very rapid pace in 1995 and 1996. More broadly, the Company was faced with unfavorable industry conditions, including flat revenue on decreasing volume and a consolidating customer base. In response, the Company's stock price had been declining, thereby limiting the Company's options to obtain growth capital to fund its acquisition strategy, while at the same time the Company also faced the need to make significant capital expenditures to upgrade its computer systems. In light of the foregoing factors, the Board of Directors of the Company determined that it was in the interests of the Company and its stockholders to consider a possible strategic transaction with a third party. In particular, the Board of Directors was of the view that the Company's stock was significantly undervalued in the marketplace in light of the considerable value the Company might have to another distributor of auto paint and related supplies, another supplier of products to the Company's customers, or a financial buyer who could use the Company as a platform for such a transaction.

     On or about April 9, 1997, Mr. Thomas U. Young, President of Parent, telephoned Mr. Kline and asked for a meeting between Mr. Kline and Messrs. Lacy and Young. After consulting with the Company's outside directors, Mr. Kline accepted the invitation and the meeting was scheduled for May 5, 1997.

     At a Board meeting held on April 29, 1997, the Company's Board of Directors determined that it should retain an investment banker to assist it in the consideration of strategic alternatives to maximize shareholder value. A member of the Company's Board of Directors was delegated to interview candidates and recommend the retention of an appropriate financial advisor to assist the Company. This process led to the retention of DLJ shortly thereafter and the execution of an engagement letter dated June 2, 1997.

     On May 5, 1997, Mr. Kline met with Messrs. Lacy and Young in Palm Springs, California. At this meeting, Messrs. Lacy and Young indicated preliminary interest in considering the possible combination of Parent and the Company. Mr. Kline advised them that the present sentiment of the Company's Board was that the Company should consider its strategic alternatives in a formal process. However, Mr. Kline also indicated that the board might be inclined to give Parent a first opportunity to propose a transaction if it was interested in moving quickly. Mr. Kline suggested that Mr. Lacy meet with Mr. David L. Ferguson, a member of the Company's Board of Directors.

     On May 7, 1997, Mr. Lacy met with Messrs. Kline and Ferguson at Mr. Ferguson's offices in El Segundo, California. Again, Mr. Lacy, on behalf of Parent, expressed interest in a business combination. Mr. Ferguson indicated that the Company's Board of Directors would give appropriate consideration to any proposal made by Parent. Mr. Ferguson also advised Mr. Lacy that the board presently intended to hire an investment banker to assist it in conducting a process to explore the strategic alternatives that might be available to the Company.

     Messrs. Lacy, Kline and Ferguson met again in Los Angeles on May 28, 1997 at the request of Mr. Lacy. In that meeting, Mr. Lacy proposed a business combination which contemplated a stock for stock transaction and suggested approximately equal values for Parent and Company shares. Mr. Ferguson indicated that the Company generally preferred a cash transaction. He suggested that Parent's advisor, Smith Barney, make contact with DLJ so that the financial advisors could exchange views regarding a possible transaction. On June 27, 1997, the Company entered into a confidentiality and standstill agreement with Parent, Mr. Lacy,

LDI and certain of their affiliated companies (the "Letter Agreement") in order to facilitate the release of certain non-public financial information to Parent and Smith Barney.

     In the conversations that followed among the financial advisors, Parent continued to propose transaction structures which contemplated all Parent stock or mostly stock with a limited cash component. At the direction of the Board, DLJ conveyed to Smith Barney the Company's view that such a structure was not likely to be acceptable and that the Company was inclined to conduct a formal auction process to determine whether or not a cash transaction was possible with another party. Mr. Ferguson also conveyed this view in separate calls with Mr. Lacy and a representative of Smith Barney.

     On July 1, 1997, Messrs. Kline and Ferguson and representatives of DLJ conferred with Mr. Lacy and representatives of Smith Barney in a telephone conference to discuss the confidential information provided by the Company to Parent and Smith Barney. Subsequently, on approximately July 8, 1997, Parent, acting through Smith Barney, informed DLJ that Parent would not make a further proposal at that time, but would instead participate in the process to maximize shareholder value which was to be conducted by DLJ on behalf of the Company. After the market closed on July 8, 1997, the Company issued a press release stating that the Company had elected to explore the strategic alternatives that may be available to the Company with the objective of maximizing the Company's value to its stockholders and other constituents, and that DLJ had been retained to assist the Company in this process. The last reported sales price of the Common Stock on July 8, 1997 was $4.625 per share.

     Promptly after this press release was issued, DLJ began to contact parties that it believed might be interested in a transaction and to respond to inquiries from parties that had seen the Company's press release. During July and August 1997, DLJ had contact with approximately 87 parties, of which 45 parties entered into confidentiality agreements and received information packages regarding the Company and seven parties responded with written indications of interest in conducting a formal due diligence review of the Company. Subsequently, DLJ invited six of these interested parties (including Parent) to attend presentations to be held in early September at the Company's executive offices and to have access to the Company's files for due diligence purposes. The Board of Directors of the Company held meetings on each of August 7, August 20 and September 17, 1997 to monitor this process.

     At a special meeting of the Board of Directors of Parent held on October 3, 1997, that board approved and authorized Parent to make a proposal to the Company for an $8.00 per Share acquisition and the execution and delivery of a related Agreement and Plan of Merger. In accordance with instructions received from DLJ, Parent submitted to DLJ on October 6, 1997 a written proposal to acquire the Company at a purchase price of $8.00 in cash per Share. In its proposal, Parent advised the Company that its bid was fully financed either through a bank financing to be arranged by Parent or additional funds to be provided by LDI.

     On October 8, 1997, the Company's Board of Directors met with DLJ and counsel to review the results of the auction process. At this meeting, the board determined to pursue a transaction with Parent consistent with the proposal described above. Accordingly, the board authorized its counsel and DLJ to meet with representatives of Parent and to attempt to negotiate the definitive terms of an all cash, fully-financed transaction consistent with Parent's October 6 proposal. Those meetings commenced in Los Angeles at the offices of counsel to the Company on the afternoon of October 9, 1997 and continued through the afternoon of October 11, 1997. Final details on a draft form of Merger Agreement and the related LDI Commitment Letter were completed among counsel on October 13, 1997.

     The Board of Directors of the Company met on October 14, 1997 to consider presentations by counsel and to review the draft Merger Agreement. A presentation was also provided by DLJ, which included the delivery of its written opinion to the effect that the proposed cash consideration of $8.00 per share is fair to the Company's stockholders from a financial point of view. After considering these presentations, the Board of Directors of the Company approved the Merger Agreement and approved its execution, subject to receiving the LDI Commitment Letter. These events were completed late in the day of October 14, 1997 and a related public announcement was disseminated before the stock market opened on October 15, 1997.

12. PURPOSE OF THE OFFER AND THE MERGER AGREEMENT; PLANS FOR THE COMPANY

     The purpose of the Offer is to enable Parent and Purchaser to acquire control of the entire equity interest in the Company. The purpose of the Merger is for Purchaser and Parent to acquire any remaining equity interest in the Company not acquired in the Offer.

     Subject to the foregoing, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances then existing and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, Board of Directors or management.

     Except as otherwise described in this Offer to Purchase, Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

The Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement may be examined, and copies may be obtained as set forth in Section 9 above. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides that Parent will take all necessary actions to cause Purchaser to commence the Offer as soon as practicable, but in no event later than five business days from the date of the announcement of the Merger Agreement. The obligation of Purchaser to accept for payment (and thereby purchase) any Shares tendered pursuant to the Offer is subject to the conditions set forth in Annex A to the Merger Agreement (the "Offer Conditions"). See the Section entitled "Conditions to the Offer" below and Section 14. Purchaser may waive, in its sole discretion, any Offer Condition other than the Minimum Condition (as defined in Section 14). Subject only to the Offer Conditions, Purchaser has agreed to accept for payment and purchase, as soon as permitted by the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. Without the prior express written consent of the Company (which it may grant or withhold in its sole discretion), Parent and Purchaser have agreed that they will not decrease the per Share price to be paid pursuant to the Offer or the number of Shares for which the Offer is made, extend the expiration date of the Offer except as permitted by the Merger Agreement, change the form of consideration or impose conditions to the Offer in addition to or in modification of the conditions set forth in Section 14 (other than to waive any conditions to the extent permitted by the Merger Agreement), waive or increase the Minimum Condition (as defined in
Section 14), or otherwise amend the Offer in any manner that would adversely affect the Company's stockholders; provided, however, that Purchaser may, without the consent of the Company, (a) extend the offer beyond any scheduled Expiration Date for a period not to exceed 20 business days, if at any scheduled Expiration Date the conditions listed in (a) through (f) of Section 14 and the Minimum Condition have not been satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff, or (c) extend the Offer for a period of seven business days beyond the latest Expiration Date if more than 90% of the Shares have not been tendered. In addition, Purchaser has agreed to extend the offer from time to time in order to satisfy its obligations to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement (subject to the earlier termination of the Merger Agreement).

     Upon payment by Purchaser for Shares purchased pursuant to the Offer constituting at least a majority of the outstanding Shares on a Fully Diluted Basis (as defined below), the Company, at Parent's request, will take all necessary actions to cause its Board of Directors to include a number of Parent's designees such that the designees constitute a percentage of the Board as nearly equal as practicable to the percentage of outstanding Shares beneficially owned by Parent on a Fully Diluted Basis (which will be at least a majority of the Board). The necessary actions of the Company may include accepting resignations of certain incumbent directors or increasing the size of the Board. The Company and the Parent have agreed that the Company's Board of Directors shall have at least two members ("Independent Directors") who are neither officers of the Company nor designees, stockholders or affiliates of the Parent ("Parent Insiders"); provided, however, that if the number of Independent Directors shall be reduced below two because of death, disability or resignation, the remaining Independent Director shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors. From and after the date of any designation of directors by Parent pursuant to the above provision, there will be formed a Committee of the Board of Directors (the "Special Committee") which will make all determinations to be made by the Company's Board of Directors under the Merger Agreement. For purposes of the Merger Agreement, "Fully Diluted Basis" means, as of any date of determination, a basis that includes all outstanding Shares, together with all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights.

     Any amendment or termination of the Merger Agreement by the Company, any waiver of any of the Company's rights thereunder, any extension of the time for performance of the Parent's obligations thereunder, or any other action taken by the Company's Board of Directors in connection with the Merger Agreement or which adversely affects the interest of the stockholders of the Company (other than Parent, Purchaser and their affiliates) in addition to action pursuant to certain specified provisions of the Merger Agreement will require the concurrence of a majority of the members of the Special Committee, none of the members of which may be Parent Insiders.

     The Merger. The Merger Agreement provides that at the Effective Time, subject to the terms and conditions thereof, Purchaser will be merged with and into the Company, and the Company will be the Surviving Corporation. The name of the Surviving Corporation will be "Thompson PBE, Inc." Pursuant to the Merger, the Certificate of Incorporation and By-Laws of the Company will be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law. The directors of Purchaser at the Effective Time will become the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of the Company at the Effective Time will continue as the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     Conversion of Shares. The Merger Agreement provides that at the Effective Time, each outstanding Share will be converted into the right to receive the Merger Consideration, other than (a) Shares held by the Parent, Purchaser or any wholly owned subsidiary of Parent or Purchaser, or in the treasury of the Company, or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and (b) Shares held by stockholders who exercise their statutory appraisal rights as described below. At the Effective Time, each issued and outstanding share of capital stock of Purchaser will be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

     The Merger Agreement further provides that any Shares outstanding immediately before the Effective Time and held by a stockholder who has not voted in favor of or consented to the Merger in writing and who complies with all the provisions of the DGCL concerning the right of holders of shares of capital stock to dissent from the Merger and require appraisal of their shares (a "Dissenting Stockholder") will not be converted into the right to receive the Merger Consideration as described above but instead will be converted, at the Effective Time, by virtue of the Merger and without any further action, into the right to receive any consideration that may be determined to be due to the Dissenting Stockholder pursuant to the DGCL; provided, that Shares outstanding immediately before the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, fails to perfect or withdraws or loses the Dissenting Stockholder's right to appraisal, in either case pursuant to the DGCL, will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon. The Company may not, without the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any demands for appraisal of Shares.

     Stockholders' Meeting. The Company has agreed to convene a meeting of its stockholders as soon as practicable after the purchase of shares pursuant to the Offer to consider and vote on the adoption of the Merger Agreement, if such a meeting is required by applicable law or the rules of the Nasdaq National Market. The Company has agreed that in the proxy statement with respect to the meeting, the Company will, through its Board, and subject to the fiduciary obligations of the Board under applicable law and as advised by counsel, recommend that stockholders of the Company vote in favor of approval and adoption of the Merger Agreement. Parent has agreed that at any stockholders' meeting, it will vote or cause all of the Shares then owned by it, Purchaser or any of its other affiliates to be voted in favor of approval and adoption of the Merger Agreement.

     Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, if permissible, prior to the Effective Time of the following conditions: (a) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with applicable law and the rules of the Nasdaq National Market if such a vote is required; (b) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Merger; provided, however, that the Company, Parent and Purchaser shall, among other things, use their reasonable best efforts to have any such order, decree or injunction vacated; (c) the applicable waiting period under the HSR Act shall have expired or been terminated; and (d) Purchaser shall have accepted for payment and paid for all Shares validly tendered pursuant to the Offer, provided that this condition will be deemed satisfied with respect to the obligations of Parent and Purchaser if Purchaser fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer.

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered until the expiration or termination of any applicable waiting period under the HSR Act, and Purchaser may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the purchase of, and payment for, Shares if the Minimum Condition (as defined in Section 14) has not been satisfied or waived or if, at any time on or after the date of the Merger Agreement, and prior to the time of acceptance of any such Shares for payment, any of the following events shall occur and remain in effect:

          (a) an order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "Order"), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which in either case (i) prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) significantly restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase Shares sufficient to satisfy the Minimum Condition in the Offer or the remaining Shares outstanding in the Merger (other than as a result of the exercise of dissenters' rights and other than for delays or restrictions that are not material to Parent and Purchaser), (iii) prohibits or restricts the ownership or operation by Parent or Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole or of Parent and its subsidiaries taken as a whole or compels Parent or Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole or of Parent and its subsidiaries, taken as a whole, (iv) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, (v) imposes any material limitations on the ability of Parent or Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, or (vi) which otherwise would result in a Company Material Adverse Effect (as defined below); provided, however, that Parent and Purchaser shall have complied with Section 5.5 of the Merger Agreement and that in order to invoke this condition Parent and Purchaser shall have used their respective reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction Purchaser may not by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares; or

          (b) there shall have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of the Offer that would result in any of the material adverse consequences referred to in paragraph (a) above; or

          (c) there shall have occurred and be continuing (in any event, for not less than two consecutive days) (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or on the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) from the date of commencement of the Offer, a decline of at least 25 percent in the Standard & Poor's 500 Index, (v) any limitation by any U.S. governmental authority or agency that materially affects generally the extension of credit by banks or other financial institutions or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement (other than such breaches, failures to perform or inaccuracies which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect); or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) the Board of Directors of the Company shall have publicly withdrawn or modified in any manner adverse to Purchaser its recommendation that stockholders accept the Offer; provided, however, that Purchaser shall not be entitled to terminate the Offer pursuant to this paragraph if, as a result of an offer which the Board of Directors of the Company, after consultation with the Company's outside legal counsel and financial advisor, determines, in its good faith judgment by a majority vote, to be more favorable to the Company's stockholders than the Offer and the Merger (a "Superior Offer"), the Company withdraws or modifies its approval or recommendation of the transactions contemplated hereby by reason of taking, and disclosing to the Company's stockholders, a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act and if, within five business days of taking and disclosing such position, the Company publicly reaffirms its recommendation of the transactions contemplated by the Merger Agreement which in the reasonable judgment of Parent with respect to each and every matter referred to above regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it advisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions set forth in paragraphs (a) through (f) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Purchaser) or, subject to the terms of the Merger Agreement, may be waived by Purchaser in whole or in part. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed a continuing right which may be asserted at any time and from time to time.

     For purposes of the Merger Agreement, "Company Material Adverse Effect" means a material adverse effect on the financial condition, results of operation or business of the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

     Interim Operations of the Company. In the Merger Agreement, the Company has agreed that, except as contemplated by the Merger Agreement or previously disclosed to Parent, prior to the Effective Time, (i) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course of business consistent with past practice, and (ii) the Company will not, nor will it permit any of its subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

          (a) issue, sell or repurchase, or authorize or propose the issuance, sale or repurchase of any shares of capital stock of the Company and its subsidiaries, or securities convertible into such shares, or any rights, warrants or options to acquire such shares or other convertible securities, other than the issuance of Shares pursuant to the redemption of preferred share purchase rights ("Rights") issued pursuant to the Rights Agreement, dated as of May 6, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, if otherwise permitted or required by the Merger Agreement, or the exercise of Stock Options, CVCA Warrants, SEV Warrants or the APS Note as outstanding on the date of the Merger Agreement,

          (b) declare or pay any dividend or distribution on any shares of its capital stock (other than dividends paid by wholly owned subsidiaries of the Company to the Company or a redemption of the Rights if otherwise permitted or required by the Merger Agreement);

          (c) except for such transactions in the ordinary course of business or fees and expenses related to the transactions contemplated by the Merger Agreement, authorize or enter into any agreement with respect to any commitment or transaction which requires the Company to pay in excess of $300,000 in the aggregate;

          (d) except as specified in the Merger Agreement and except in the ordinary course of business consistent with past practice and except as previously disclosed to Parent or as may be required by law, adopt or amend in any material respect or terminate any profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement (collectively, "Compensation Plans"), or grant, or become obligated to grant, any general increase in the compensation of executive officers or any increase in the compensation payable or to become payable to any executive officer or institute any material new welfare program or Compensation Plan, or make any material change in any Compensation Plan;

          (e) except as required by the consummation of the Merger, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (f) except for transactions in the ordinary course of business (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities except for borrowing under existing lines of credit or prepayments or other borrowings not to exceed $300,000 in the aggregate;
     (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except for obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company, advances to customers in amounts not to exceed $25,000 in the aggregate, or customary loans to employees in amounts not material to the maker of such loan); (iv) except as required under the 1995 Credit Agreement (as defined in the Merger Agreement), pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) except as required under the 1995 Credit Agreement, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, excluding Permitted Liens (as defined in the Merger Agreement);

          (g) subject to the rights of the Company's stockholders under applicable law, propose or adopt any amendments to its Certificate of Incorporation or By-Laws (except for any amendment to the Company's By-Laws necessary to increase the number of directors);

          (h) except for transactions in the ordinary course of business, contemplated by the Merger Agreement or otherwise disclosed therein, acquire, sell, lease or dispose of any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into or modify, amend, terminate or waive any rights under any commitments, contracts, agreements or transactions which would, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole;

          (i) except for transactions with subsidiaries, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

          (j) subject to certain exceptions, make any material tax election or settle or compromise any material federal, state or local tax liability or assent to the assessment of any federal, state or local tax;

          (k) authorize any new capital expenditure or expenditures not reflected in the capital expenditure budget provided to Parent and which in the aggregate are in excess of $50,000; or

          (l) agree, in writing or otherwise, to take any of the foregoing actions.

     Stock Option Plans. The Merger Agreement provides that, immediately prior to the Effective Time, each holder of a Stock Option, whether or not then presently exercisable, will be entitled to receive a cash payment from the Company equal to the product of (a) the total number of Shares then subject to each such Stock Option with an exercise price less than the per Share Merger Consideration and (b) the excess of the per Share Merger Consideration over the exercise price per Share subject to such Stock Option, subject to any required withholding of taxes, and the Stock Options will be canceled and will cease to exist.

     CVCA Warrants. The Merger Agreement provides that, immediately prior to the Effective Time, the holder of the CVCA Warrants will, to the extent such warrants have not previously been exercised, be entitled to receive a cash payment from Purchaser equal to the product of (a) 47,806 (the total number of Shares then subject to such CVCA Warrants) and (b) the excess of the per Share Merger Consideration over $0.004545 (the exercise price per Share subject to the CVCA Warrants). As a condition to such payment, the holder of the CVCA Warrants must provide to Purchaser a written acknowledgment that such payment satisfies in full all of the Company's obligations to such person pursuant to such warrants.

     Rights Agreement. The Company has issued Rights pursuant to the Rights Agreement. The Merger Agreement provides that the Company's Board of Directors has taken all necessary action to provide that neither Parent nor Purchaser will become an "Acquiring Person" such that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and that Section 11.1.2 of the Rights Agreement will not be triggered as a result of the announcement, commencement or consummation of the Offer, the execution or delivery of the Merger Agreement or any amendments thereto, the consummation of the Merger, or the consummation of the transactions contemplated by the Merger Agreement. Under the Merger Agreement, the Company has agreed, should Parent or Purchaser so request, to redeem the Rights effective immediately prior to Purchaser's acceptance of Shares for purchase pursuant to the Offer. No such request has been made as of the date of this Offer to Purchase.

     No Solicitation. The Company has agreed, has agreed to cause its officers and directors and, has agreed to use its reasonable best efforts to cause its employees, representatives and agents to cease any existing discussions or negotiations with any parties with respect to any Third Party Transaction. A "Third Party Transaction" means the acquisition of beneficial ownership of all or a majority of the assets of, or a majority equity interest in, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other business acquisition or combination transaction involving the Company and its subsidiaries, including any single transaction or series of related transactions which is structured to permit such a party other than Parent, Purchaser or an affiliate thereof (a "Third Party") to acquire beneficial ownership of a majority of the assets of, or majority equity interest in, the Company (other than transactions contemplated by the Merger Agreement).

     The Company has also agreed that the Company and its subsidiaries will not, and will cause its officers and directors, and has agreed to use its reasonable best efforts to cause its employees and representatives of the Company and its subsidiaries not, to solicit any inquiries with respect to any unsolicited, bona fide written proposal made by a Third Party to enter into a Third Party Transaction (an "Acquisition Proposal") (other than the transactions contemplated by the Merger Agreement) or, except as discussed below, to engage in negotiations or discussions with, or furnish any confidential information relating to the Company or any of its subsidiaries to, any Third Party relating to an Acquisition Proposal. Notwithstanding anything to the contrary in the Merger Agreement, the Company and its representatives may furnish information to, and participate in discussions or negotiations with, any Third Party which submits an Acquisition Proposal if the Company's Board of Directors, in its good faith judgment by a majority vote, after consultation with the Company's outside legal counsel and financial advisor, determines that the proposal constitutes a Superior Offer and that, based as to legal matters on the advice of outside legal counsel, the failure to furnish such information or participate in such discussions or negotiations could reasonably be expected to result in a breach of their fiduciary duties under applicable law.

     The Company has also agreed that it will not enter into a definitive written agreement providing for a Third Party Transaction except concurrently with or after the termination of the Merger Agreement in accordance with its terms. The Company will promptly provide Parent with a reasonable description of any Acquisition Proposal received (including a summary of all material terms and, unless it is prohibited from disclosing the same, the identity of the Third Party making such Acquisition Proposal). The Company will also promptly inform Parent of the status and content of any discussions regarding any Acquisition Proposal.

     The Company has further agreed not to disclose non-public information to any Third Party making an Acquisition Proposal unless such party enters into a confidentiality agreement with the Company. The Company will notify Parent of such event and identify the person with whom the agreement was executed, unless such disclosure is prohibited.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that after the Effective Time, Parent and the Surviving Corporation will perform the obligations of the Company under the indemnification agreements between the Company and the directors and certain officers of the Company previously identified to Parent. After the consummation of the Merger, the Surviving Corporation will remain responsible for officers' and directors' right to indemnification and exculpation provided for in the Amended and Restated Certificate of Incorporation and By-Laws of the Company as in effect on the date of the Merger Agreement, with respect to the acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by the Merger Agreement. Further, Parent has agreed that for six years after the Effective Time, Parent or the Surviving Corporation will maintain officers' and directors' liability insurance covering the persons who are presently covered by the Company's officers' and directors' liability insurance policies with respect to acts and omissions occurring prior to the Effective Time, on terms which are not less favorable than that in effect on the date of the Merger Agreement; provided, however, that Parent will not be obligated to make annual premium payments for such insurance exceeding 175% of the annual premiums paid as of the date of the Merger Agreement (the "Maximum Amount"). If the cost of such insurance exceeds the Maximum Amount, Parent and the Surviving Corporation will maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount.

     The Merger Agreement also provides that, to the fullest extent permitted by applicable law, from and after the purchase of the Shares pursuant to the Offer, Parent, Purchaser and the Company will indemnify and hold harmless, and from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless, each present and former director and officer of the Company for acts and omissions pertaining to the transactions occurring prior to the Effective Time including, without limitation, events contemplated by the Merger Agreement. The Company or the Surviving Corporation have also agreed to advance such expenses to each former director and officer of the Company and to cooperate fully in the defense of any such matter.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, the Company's organization, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, potential conflicts, consents and approvals, public filings, absence of certain events, undisclosed liabilities, litigation, compliance with laws, tax matters, termination, severance and employment agreements, employee benefit plans, environmental matters, assets (including real property and intellectual property), broker's fees, labor matters and information set forth in the Schedule 14D-9. None of the representations or warranties in the Merger Agreement will survive the Effective Time of the Merger.

     Access; Confidentiality. The Company has agreed, until the Effective Time, to give Parent and its authorized representatives access during normal business hours to all facilities, books and records of the Company and its subsidiaries and to permit Parent to make such inspections as it may reasonably require. In addition, the Company has agreed to use reasonable efforts to cause its accountants to furnish such financial and operating data as Parent may reasonably request. Pursuant to the Letter Agreement, Parent has agreed to hold in confidence all information concerning the Company and its subsidiaries and not to use that information in any way detrimental to the Company. A copy of the Letter Agreement is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference.

     Amendment. Subject to applicable law, the Company, Parent and Purchaser may amend or supplement the Merger Agreement at any time before or after stockholder approval of the Merger Agreement, but after the purchase of Shares pursuant to the Offer, no amendment may be made which decreases the price per Share, changes the form of consideration to be received by the holders of Shares in the Merger or which adversely affects the rights of stockholders of the Company under the Merger Agreement without the approval of such stockholders and, if required, the Special Committee.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned, notwithstanding approval thereof by the stockholders of the Company, at any time prior to the Effective Time,

          (a) by mutual written consent of Parent and the Company (including, if required, the Special Committee);

          (b) by Parent, Purchaser or the Company if the Effective Time has not occurred on or before April 30, 1998; provided, however, that the right to terminate the Merger Agreement will not be available to (i) Parent if it or its affiliates have purchased Shares pursuant to the Offer or (ii) any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of the Effective Time to occur on or before such date;

          (c) by Parent, Purchaser or the Company if any court of competent jurisdiction or other governmental body has taken action restraining or otherwise prohibiting the Offer or the Merger and such action has become final and nonappealable;

          (d) by the Company (i) if the Company has not materially breached any representation, warranty, covenant or agreement and Purchaser has failed to commence the Offer within the time required by Regulation 14D under the Exchange Act or terminated the Offer or allowed it to expire, or (ii) prior to the acceptance of any Shares pursuant to the Offer, if a Third Party has made an Acquisition Proposal that the Board of Directors of the Company, after consultation with the Company's outside legal counsel and financial advisor, determines constitutes a Superior Offer, and the Board, after consultation with the Company's outside legal counsel, determines, in its good faith judgment, that a withdrawal, modification or change of recommendation or approval is required for the Board to comply with its fiduciary duties under applicable law;

          (e) by Parent if (i) Purchaser has failed to commence the Offer due to an occurrence which would result in a failure to satisfy any of the conditions set forth in paragraphs (a) through (f) of Section 14 or (ii) the Offer has expired or been terminated without any Shares being purchased thereunder by Purchaser as a result of a failure of any of the conditions set forth in Section 14;

          (f) by Parent or Purchaser prior to the acceptance of any Shares for purchase pursuant to the Offer, if (i) the Company has breached any representation or warranty in the Merger Agreement having a Company Material Adverse Effect, which breach has not been cured prior to 10 days following notice of such breach, (ii) the Company has breached any covenant or agreement in the Merger Agreement which materially adversely affects the consummation of the Offer, which breach has not been cured prior to 10 days following notice of such breach, or (iii) the Company's Board of Directors has withdrawn its approval or recommendation of the Offer, the Merger, or the Merger Agreement, or has recommended another offer to the Company's stockholders;

          (g) by the Company if (i) Parent has breached any representation or warranty in the Merger Agreement which materially adversely affects the consummation of the Offer, which breach has not been cured prior to 10 days following notice of such breach, or (ii) Parent or Purchaser has materially breached any covenant or agreement in the Merger Agreement which materially adversely affects the consummation of the Offer which has not been cured prior to 10 days following notice of such breach; or

          (h) by the Company if (i) after 90 days from the date of the Merger Agreement any government agency shall have commenced and be continuing any formal or informal investigations of the transactions contemplated by the Merger Agreement and (ii) the Company delivers written notice to Parent or Purchaser of its intent to terminate the Merger Agreement and Parent and Purchaser fail to resolve the government agency investigation within 10 business days of such notice.

     The Merger Agreement provides that in the event of termination, all legal and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses; provided, however, that if the Company terminates the Merger Agreement in accordance with subsection (d)(ii) above, then the Company will pay to Parent $2.2 million within three business days thereafter, and if the Company terminates the Merger Agreement in accordance with Subsection
(d)(ii) above and consummates a Third Party Transaction within nine months from the date of termination of the Merger Agreement, the Company will pay Parent an additional fee in the amount of $2.2 million within three business days of the consummation of the Third Party Transaction.

     Timing. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent and Purchaser have agreed to cause the Merger to be consummated on the terms described above, there can be no assurance as to the timing of the Merger.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivery to Parent of a written withdrawal of the demand for appraisal and acceptance of the Merger. The full text of DGCL
Section 262 is attached to this Offer to Purchase as Annex II.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

13. DIVIDENDS AND DISTRIBUTIONS

     If prior to the Effective Time, the outstanding Shares are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date prior to the Effective Time, the amount of the per Share Merger Consideration will be correspondingly adjusted.

     The Merger Agreement prohibits the Company from taking the foregoing actions and from declaring or paying any dividend or distribution on any shares of its capital stock (other than dividends paid by wholly owned subsidiaries of the Company to the Company or a redemption of the Rights if otherwise permitted or required thereby).

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered until the expiration or termination of any applicable waiting period under the HSR Act, and Purchaser may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the purchase of, and payment for, Shares if fewer than a majority of the Shares then issued and outstanding on a fully diluted basis (including without limitation, all Shares issuable upon the exercise of any options, warrants or rights) are validly tendered and not withdrawn prior to the Expiration Date (the "Minimum Condition") or if, at any time on or after the date of the Merger Agreement, and prior to the time of acceptance of any such Shares for payment, any of the following events shall occur and remain in effect:

          (a) an order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "Order"), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which in either case (i) prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) significantly restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase Shares sufficient to satisfy the Minimum Condition in the Offer or the remaining Shares outstanding in the Merger (other than as a result of the exercise of dissenters' rights and other than for delays or restrictions that are not material to Parent and Purchaser), (iii) prohibits or restricts the ownership or operation by Parent or Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole or of Parent and its subsidiaries taken as a whole or compels Parent or Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole or of Parent and its subsidiaries taken as a whole, (iv) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, (v) imposes any material limitations on the ability of Parent or Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, or (vi) which otherwise would result in a Company Material Adverse Effect; provided, however, that Parent and Purchaser shall have complied with Section 5.5 of the Merger Agreement and that in order to invoke this condition Parent and Purchaser shall have used their respective reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction Purchaser may not by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares; or

          (b) there shall have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of the Offer that would result in any of the material adverse consequences referred to in paragraph (a) above; or

          (c) there shall have occurred and be continuing (in any event, for not less than two consecutive days) (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or on the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) from the date of commencement of the Offer, a decline of at least 25 percent in the Standard & Poor's 500 Index, (v) any limitation by any U.S. governmental authority or agency that materially affects generally the extension of credit by banks or other financial institutions or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement (other than such breaches, failures to perform or inaccuracies which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect); or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) the Board of Directors of the Company shall have publicly withdrawn or modified in any manner adverse to Purchaser its recommendation that stockholders accept the Offer; provided, however, that Purchaser shall not be entitled to terminate the Offer pursuant to this paragraph if, as a result of a Superior Offer, the Company withdraws or modifies its approval or recommendation of the transactions contemplated hereby by reason of taking, and disclosing to the Company's stockholders, a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act and if, within five business days of taking and disclosing such position, the Company publicly reaffirms its recommendation of the transactions contemplated by the Merger Agreement which in the reasonable judgment of Parent with respect to each and every matter referred to above regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it advisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions set forth in paragraph (a) through (f) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Purchaser) or, subject to the terms of the Merger Agreement, may be waived by Purchaser in whole or in part. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed a continuing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any governmental entity that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought. While Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken. Purchaser's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions including conditions relating to certain of the legal matters discussed in this
Section 15. See Section 14.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of DGCL is inapplicable to the Merger.

     Based on information supplied by the Company, Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by LDI, as the ultimate parent entity of Parent, of a Notification and Report Form with respect to the Offer, unless LDI receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division) or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. LDI will make such filing on or about the date of this Offer to Purchase. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from LDI concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by LDI with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of LDI. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

     The security arrangements for the financing described in Section 10 of this Offer to Purchase will be negotiated by Parent and NBD. Such financing may be directly or indirectly secured by the Shares or other securities which constitute margin stock. Pursuant to the Margin Regulations, the maximum loan value of margin stock is presently 50% of its current market value, which in the case of credit used to purchase securities, means the total cost of purchase of such securities. The loan value of collateral other than margin stock is the amount that a lender would in good faith lend against such collateral without regard to other loan or collateral arrangements such lender might have. It is Parent's intention that all financing for the Offer and the Merger be in full compliance with the Margin Regulations, and Parent believes that direct or indirect margin stock and other collateral having an aggregate loan value in excess of the entire amount of the financing will be available to comply fully with the Margin Regulations.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

16. FEES AND EXPENSES

     Except as described below, neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     Smith Barney is acting as Dealer Manager for the Offer and as Parent's exclusive financial advisor in connection with Parent's proposed acquisition of the Company, for which services Smith Barney will receive customary compensation. Parent also has agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses, including reasonable legal fees and expenses, and to indemnify Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. In the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Neither Purchaser nor Parent, nor any officer, director, stockholder, agent or other representative of Purchaser or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the

Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          FMST ACQUISITION CORPORATION

October 21, 1997

                                                                         ANNEX I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o LDI, Ltd., 54 Monument Circle, Indianapolis, Indiana 46204, and each occupation set forth below an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States.

ANDRE B. LACY,
Chairman of the Board and
Chief Executive Officer.......   Mr. Lacy was elected Chairman Board and Chief
                                 Executive of the Board of Directors and Officer
                                 Chief Executive Officer of the Parent in July,
                                 1996. Mr. Lacy is President, Chief Executive
                                 Officer and Chairman of the Board of Directors of LDIM, the managing general partner of LDI.
                                 Mr. Lacy, individually, also serves as a general partner of LDI. Mr. Lacy serves as President, Chief Executive Officer and Chairman of the Board of Directors of Lacy and he has served as Chairman of the Board of Directors and Chief Executive Officer of AutoPaints, since its formation in April, 1996. Except for his position with the Parent and AutoPaints, Mr. Lacy has served in these capacities for more than the previous five years. Mr. Lacy also serves as a director of Tredegar
                                 Industries, Inc., Albemarle Corporation, IPALCO
                                 Enterprises, Inc., Herff Jones, Inc., The
                                 National Bank of Indianapolis, and Patterson
                                 Dental Company.

THOMAS U. YOUNG,
Director, President and Chief
Operating Officer.............   Mr. Young was named Vice President and Chief
                                 Operating Chairman of the Board of Officer
                                 Directors of the Parent in July 1996, and was subsequently elected President and Chief
                                 Operating Officer of the Parent effective July
                                 24, 1996. Mr. Young has served as a Vice
                                 President of LDIM and as President and Chief
                                 Operating Officer of AutoPaints since June
                                 1996. From 1989 until May 31, 1996, Mr. Young served as the World Wide Director of the Refinish Business for E.I. Dupont de Nemours &
                                 Co., Wilmington, Delaware. Mr. Young's
                                 principal business address is 4259 40th Street, S.E., Kentwood, Michigan 49512.

MARGOT L. ECCLES,
Director......................   Ms. Eccles has served as a director of the
                                 Parent since July 1996. She has served as a director of LDIM and as its Vice President and Assistant Secretary for more than the previous five years. Ms. Eccles also serves as a director, Vice President and Assistant
                                 Secretary of Lacy, and she has served as a director and Assistant Secretary of AutoPaints since its formation in April 1996.

WILLIAM J. FENNESSY,
Director and Treasurer........   Mr. Fennessy has served as the Treasurer and as
                                 a director of the Parent since July 1996. He has served as Vice President, Treasurer and Chief Financial Officer of LDIM for more than the previous five years. Mr. Fennessy also serves as a director and as the Vice President, Treasurer and Chief Financial Officer of Lacy, and he has served as a director and Treasurer of AutoPaints since its formation in April 1996.

PETER L. FRECHETTE,
Director......................   Mr. Frechette has served as a director of the
                                 Parent since August 1996. He has also served as Chairman of the Board, President, and Chief
                                 Executive Officer of Patterson Dental Company, a distributor of dental supplies and equipment based in St. Paul, Minnesota, for more than the past five years. His principal business address is 1031 Mendota Heights Road, St. Paul,
                                 Minnesota 55120.

WALTER S. WISEMAN,
Director......................   Mr. Wiseman has served as a director of the
                                 Parent since July 1996. He has served as a Vice
                                 President of LDIM for more than the last five years. He served as President of Major Video
                                 Concepts, Inc. ("MVC"), a wholesale distributor of videocassettes based in Indianapolis,
                                 Indiana, and a wholly owned subsidiary of Lacy from June, 1987 until March 31, 1997.

ROBERT H. REYNOLDS,
Secretary.....................   Mr. Reynolds is the Secretary of Parent and of
                                 LDIM. Mr. Reynolds has been a partner of the law firm of Barnes & Thornburg for more than five years. Mr. Reynolds's business address is 11 South Meridian Street, Indianapolis, Indiana
                                 46204.

ROGER A. SOROKIN,
Vice President -- Finance and
Chief Financial Officer.......   Mr. Sorokin has been the Vice President --
                                 Finance and Chief Financial Officer of Parent for more than the last five years. His business address is 4259 40th Street, S.E., Kentwood,
                                 Michigan 49512.

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 54 Monument Circle, Indianapolis, Indiana 46204, and each occupation set forth below an individual's name refers to employment with Purchaser. All directors and officers listed below are citizens of the United States.

ANDRE B. LACY,
Chairman of the Board and
Chief Executive Officer.......   Mr. Lacy has served as the Chairman of the
                                 Board and Chief Executive Officer of Purchaser since its incorporation in October 1997. Mr.
                                 Lacy is President, Chief Executive Officer and
                                 Chairman of the Board of Directors of LDIM, the corporate managing general partner of LDI. Mr.
                                 Lacy, individually, also serves as a general partner of LDI. Mr. Lacy serves as President, Chief Executive Officer and Chairman of the
                                 Board of Directors of Lacy, and he has served as Chairman of the Board of Directors and Chief
                                 Executive Officer of AutoPaints, since its formation in April 1996. Except for his position with the Parent, Purchaser and AutoPaints, Mr. Lacy has served in these capacities for more than the previous five years. Mr. Lacy also serves as a director of

                                 Tredegar Industries, Inc., Albemarle
                                 Corporation, IPALCO Enterprises, Inc., Herff
                                 Jones, Inc., The National Bank of Indianapolis, and Patterson Dental Company.

THOMAS U. YOUNG,
Director and President........   Mr. Young has served as President and as a
                                 director of Purchaser since its formation in October 1997. Mr. Young was named Vice Chairman of the Board of Directors of the Parent in July
                                 1996, and was subsequently elected President and Chief Operating Officer of the Parent effective July 24, 1996. Mr. Young has served as a Vice President of LDIM and as President and Chief Operating Officer of AutoPaints since
                                 June 1996. From 1989 until May 31, 1996, Mr.
                                 Young served as the World Wide Director of the Refinish Business for E.I. Dupont de Nemours &
                                 Co., Wilmington, Delaware. Mr. Young's
                                 principal business address is 40th Street, S.E., Kentwood, Michigan 49512.

MARGOT L. ECCLES,
Director, Vice President and
Assistant Secretary...........   Ms. Eccles has served as Vice President,
                                 Assistant Secretary and a director of Purchaser since its formation in October 1997. Ms. Eccles has served as a director of the Parent since
                                 July 1996. She has served as a director of LDIM and as its Vice President and Assistant
                                 Secretary for more than the previous five years. Ms. Eccles also serves as a director, Vice President and Assistant Secretary of Lacy, and she has served as a director and Assistant
                                 Secretary of AutoPaints since its formation in April 1996.

WILLIAM J. FENNESSY,
Director and Treasurer........   Mr. Fennessy has served as Treasurer and a
                                 director of Purchaser since its formation in October 1997. Mr. Fennessy has served as the Treasurer and as a director of the Parent since
                                 July 1996. He has served as Vice President,
                                 Treasurer and Chief Financial Officer of LDIM for more than the previous five years. Mr.
                                 Fennessy also serves as a director and as the Vice President, Treasurer and Chief Financial
                                 Officer of Lacy, and he has served as a
                                 director and Treasurer of AutoPaints since its formation in April 1996.

ROBERT H. REYNOLDS,
Director and Secretary........   Mr. Reynolds has served as Secretary and a
                                 director of Purchaser since its formation in October 1997. Mr. Reynolds is the Secretary of
                                 Parent and LDIM. Mr. Reynolds has been a partner of the law firm of Barnes & Thornburg for more than five years. Mr. Reynolds's business address is 11 South Meridian Street,
                                 Indianapolis, Indiana 46204.

            DIRECTORS AND EXECUTIVE OFFICERS OF CONTROLLING PERSONS

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Controlling Persons (as defined in the Exchange Act) who are not executive officers or directors of Parent or Purchaser and certain other information are set forth below. All directors and officers listed below are citizens of the United States.

J. FRED RISK..................   Mr. Risk is a director of LDIM. Mr. Risk has
                                 served as the Chairman of Security Group, Inc., in Indianapolis, Indiana for more than the last five years. His principal business address is 7801 North Pennsylvania Street, Indianapolis,
                                 Indiana 46240.

RAMON L. HUMKE................   Mr. Humke serves as a director of LDIM. He has
                                 been the President and Chief Operating Officer of IPALCO Enterprises, Inc., an electric utility in Indianapolis, Indiana, for more than the last five years. Mr. Humke's principal business address is One Monument Circle, Indianapolis, Indiana 46204.

ROBERT A. NICKELL.............   Mr. Nickell serves as a director and a Vice
                                 President of LDIM. He has been the Chairman and President of Tucker Rocky Distributing for more than the last five years. His business address is 2120 Walnut Hill, Suite 222, Irving, Texas
                                 75038.

RICHARD A. HEISE..............   Mr. Heise is a director of LDIM. Mr. Heise has
                                 been a partner of Casati-Heise Partnership, a real estate owner and developer in Chicago, Illinois for more than the last five years. His business address is 440 LaSalle Street, Suite
                                 2909, Chicago, Illinois 60605.

JOYCE M. SCHOOLEY.............   Ms. Schooley has been the Vice President --
                                 Human Resources of LDIM for more than the last five years. Her business address is 54 Monument
                                 Circle, Indianapolis, Indiana 46204.

DAVID N. SHANE................   Mr. Shane has been a Vice President and
                                 Corporate Counsel for LDIM since August 1,
                                 1997. Mr. Shane was a partner of the law firm of Baker & Daniels in Indianapolis, Indiana from January 1, 1982 through December 31, 1995 and served as the President of Community
                                 Leaders Allied for Superior Schools from
                                 January 15, 1996 through July 31, 1997.

                                                                        ANNEX II

     Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     sec. 262 Appraisal Rights -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                    By Mail:
                              Tenders & Exchanges
                                 P.O. Box 2569
                              Suite 4660-Thompson
                            Jersey City, New Jersey
                                   07303-2569
                             Facsimile Transmission
                       (For Eligible Institutions Only):
                                 (201) 222-4720
                                       or
                                 (201) 222-4721

                          Confirm Receipt of Notice of
                              Guaranteed Delivery
                                 (201) 222-4707
                             By Overnight Courier:
                              Tenders & Exchanges
                                 14 Wall Street
                                   8th Floor
                              Suite 4680-Thompson
                            New York, New York 10005

                                    By Hand:
                              Tenders & Exchanges
                        c/o The Depository Trust Company
                                55 Water Street
                                    DTC TAD
                        Vietnam Veterans Memorial Plaza
                            New York, New York 10041

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [MORROW & CO., INC. LOGO]

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                           Toll Free: (800) 566-9061

                    Banks and Brokerage Firms, please call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-7401